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                                                                Exhibit 99

CONTACT: Communications Department
         502/394-2100
         http://www.rescare.com

              RES-CARE REPORTS JANUARY 1997 RESULTS OF OPERATIONS

LOUISVILLE, KY (March 19, 1997) - Res-Care, Inc. (Nasdaq/NM:RSCR), today announced the results of its first month of operations following the acquisition of Premier Rehabilitation Centers, a provider of services for persons with acquired brain injury. The acquisition was effective January 1, 1997, and was accounted for as a pooling of interests. The Company is releasing the results of operations to comply with the terms of its agreement with Premier.

The consolidated results of operations for Res-Care for the month of January 1997 consist of net revenue of $21.4 million and net income of $793,000, or $0.08 per share. Weighted average common and common equivalent shares outstanding for the month were 10,546,719.

Res-Care serves persons with developmental and other disabilities and at-risk and troubled youth in 20 states and Puerto Rico.

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